Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS STRONG

SECOND QUARTER, FIRST HALF FISCAL 2007 RESULTS

Minneapolis, MN, November 8, 2006 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and six months results for fiscal 2007. For the quarter ended September 30, 2006, Hawkins’ reported sales increased 15.2% to $42.2 million, versus $36.6 million in sales for the same period a year ago. Net income for the quarter was $3.1 million, equal to diluted earnings per share of $0.31, versus net income of $3.0 million, equal to diluted earnings per share of $0.29 for the second quarter of fiscal 2006. Net income for the second quarter of fiscal 2006 included a litigation settlement gain of approximately $650,000 or $0.06 per share.

For the six months ended September 30, 2006, Hawkins reported sales of $83.7 million, net income of $5.9 million and diluted earnings per share of $0.58 versus sales of $72.5 million, net income of $5.8 million and diluted earnings per share of $0.56 for the six months ended September 30, 2005. Net income for the first half of fiscal 2006 also included the litigation settlement described above.

Gross margin as a percent of sales for the three and six months ended September 30, 2006 was 26.5% and 26.3%, respectively versus 24.0% and 25.8%, respectively a year ago. LIFO adjustments primarily due to fluctuations in the cost and inventory levels of caustic soda as compared to the prior year, along with changes in product mix, positively impacted bottom line results.

Chief Executive Officer, John R. Hawkins, commented, “Improved product mix, increased volumes and favorable weather conditions all contributed to growth in sales and earnings in the Water Treatment and Industrial segments. In particular, the Water Treatment segment benefited from the exceptionally warm weather conditions in the Upper Midwest during the quarter.”

Hawkins ended the first half of fiscal 2007 with $23.7 million in cash and marketable securities, strong, predictable cash flow and no debt.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 2, 2006, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Sales	$42,200,162	$36,643,242	$83,660,825	$72,497,769

Cost of sales	31,023,515	27,848,289	61,661,093	53,817,158

Gross margin	11,176,647	8,794,953	21,999,732	18,680,611

Selling, general and administrative expenses	6,482,276	5,189,914	13,119,141	11,088,310

Litigation settlement	—	(1,015,826)	—	(1,015,826)

Income from operations	4,694,371	4,620,865	8,880,591	8,608,127

Investment income	347,757	68,654	649,004	376,878

Income before income taxes	5,042,128	4,689,519	9,529,595	8,985,005

Provision for income taxes	1,896,000	1,688,600	3,583,500	3,234,600

Net income	$3,146,128	$3,000,919	$5,946,095	$5,750,405

Weighted average number of shares outstanding - basic	10,171,496	10,227,209	10,171,496	10,222,065

Weighted average number of shares outstanding - diluted	10,171,496	10,251,181	10,171,496	10,247,623

Earnings per share - basic and diluted	$0.31	$0.29	$0.58	$0.56

Cash dividends declared per common share	$0.22	$0.20	$0.22	$0.20

#   #   #   #